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                                Martin J. Burke
                         4902 South Oxbow, Apartment 113
                         Sioux Falls, South Dakota 57106



March 27, 1997



Credit Store, Inc.
3401 North Louise Avenue
Sioux Falls, South Dakota  57107

Gentlemen:

Credit Store has provided me with a credit card, account number [number omitted]. Any charges that I make on the card will be personal and will constitute a loan from the corporation to me. I will be bound by the terms of the Cardholder Agreement which provides for interest at the rate of 18.9% APR, with a minimum monthly payment equal to 3.0% of the outstanding balance. The credit limited on the card will be $450,000. In addition to the minimum monthly payments and as a requirement for this corporate loan, the after-tax amount of my Earnings Bonus (as defined in my employment agreement with the corporation of even date herewith), if any, will be applied by the corporation to reduce the outstanding balance of my credit card account. I understand that if am not serving as either a director or an officer of the Corporation, my rights to make additional charges or to obtain cash advances will be terminated and that I will remain obligated to repay any outstanding balance pursuant to the terms of the cardholder agreement.

                                              Very truly yours,


                                             /s/ Martin J. Burke, III
                                             -----------------------------------
                                                 Martin J. Burke, III